SANTA FE GOLD CORPORATION
HIGHWAY 494
LORDSBURG, NM 88045

October 10, 2014

VIA ELECTRONIC MAIL

Canarc Resource Corp.
Suite 301, 700 West Pender Street
Vancouver, BC, Canada
V6C 1G8Mr. Gregory Alyassin
Attn:	Bradford Cooke
Catalin Chiloflischi

RE:	Canarc Resource Corp. (“Canarc”) Invoice No. 1524 (the” Canarc Invoice”)

Dear Brad and Catalin:

     Reference is made to the Canarc Invoice and an email from Brad Cooke, which provides:

If you do not accept Canarc’s invoice, then we should terminate the share exchange agreement now and litigate as Jakes has repeatedly threatened. Kindly inform us tomorrow whether you accept our invoices or not.

     As detailed below, there is no contractual basis whatsoever pursuant to which Santa Fe can make any payments in regard to the Canarc Invoice or capitulate to your demand regarding the recognition of a $98,782.04 obligation pursuant to a non-existing management agreement.

     As you know, on July 15, 2014, Santa Fe and Canarc entered into a Share Exchange Agreement (the “SEA”). The SEA made no reference to a management agreement with Canarc -- pursuant to which Canarc (not the individuals) is now claiming “reimbursement” for salaries Canarc paid to its employees. Furthermore, on July 17, 2014, Catalin Chiloflischi signed a Form 8-K, which was filed with the SEC. In accordance with United States securities laws, this Form 8-K disclosed all material agreements and understandings between Santa Fe and Canarc and included as Exhibits all material agreements relating to the share exchange transaction. Not a single reference to a management agreement was made in the Form 8-K, because no such agreement exists.

     This non-existing management agreement was referenced in the non-binding MOU that has been replaced by the SEA. Because Brad Cooke, Catalin Chiloflischi and Gary Biles elected to become officers and directors of Santa Fe, there was no need for Canarc to manage Santa Fe pursuant to a management agreement. Therefore, since Brad Cooke, Catalin Chiloflischi and Gary Biles became employees of Santa Fe, the SEA was not structured with a management agreement with Canarc as initially contemplated by the non-binding MOU. In this regard, please note particularly that Brad Cooke, Catalin Chiloflischi and Gary Biles were pleased to accept a most generous equity incentive package from Santa Fe: 7.5 million incentive options that would fully vest and be exercisable at $.05 per share upon closing of a qualified financing (assuming a price of $.30 per share, this compensation package would have a current cash value in excess of $2.0 million). As such, not only did Brad Cooke, Catalin Chiloflischi and Gary Biles receive their salaries, options and other benefits on the Canarc side, they were also generously compensated for their roles at Santa Fe.

Mr. Bradford Cooke
Mr. Catalin Chiloflischi
Canarc Resource Corp.
October 10, 2014

     Since there exist no contractual obligation on behalf of Santa Fe to reimburse Canarc for its employee costs, assuming such liabilities would constitute corporate waste and a clear breach of Santa Fe’s officers and directors’ fiduciary duties to Santa Fe. Therefore, Santa Fe will not accept the Canarc Invoice.

SANTA FE GOLD CORPORATION

_/s/ Erich Hofer
By:	Erich Hofer
Chairman of Audit Committee

cc:	Frank Mueller
Jakes Jordaan